Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of June 29, 2018, is by and among iROBOT CORPORATION, a Delaware corporation (the “Borrower”), the Lender party hereto and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement, dated as of December 20, 2013 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Lender, and the Lender has agreed, on the terms set forth herein, to (a) extend the maturity date of the Credit Agreement to June 30, 2023, (b) increase (i) the amount of the Lender’s Commitment from $75,000,000 to $150,000,000 and (ii) the amount permitted under an Incremental Facility pursuant to Section 2.15 from $50,000,000 to $75,000,000, and (c) to make certain other amendments as set forth herein; and

WHEREAS, the Lender is willing to make such amendments to the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT
1.    Cover Page. The Credit Agreement is hereby amended by deleting the reference to “Sole Bank Manager” set forth on the cover page and replacing it with a reference to “Sole Bookrunner”.
2.New Definitions. The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

““Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.”
““Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.”
““Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.”

““Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.”
““Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.”
““Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.”
““EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.”
““EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.”
““EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.”
““EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.”
““Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be in a form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.”

““Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.”
““Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.”
3.Amendments to Definitions.

(a)The definitions set forth below shall replace such corresponding definitions set forth in Section 1.01 of the Credit Agreement in their entirety:

““Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in its capacity as sole lead arranger and sole bookrunner.”

““Attorney Costs” means and includes all reasonable documented fees, expenses and disbursements of any law firm or other external counsel.”
““Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%, subject to the interest rate floors set forth therein; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.”

““Commitment” means the obligation of the Lender to make Loans and L/C Credit Extensions hereunder in an aggregate principal amount at any one time not to exceed the amount set forth on the Commitment Schedule attached hereto, as such amount may be adjusted from time to time in accordance with this Agreement.”
““ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.”

““Eurodollar Rate” means:

(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;

provided that: (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and (ii) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.”
““Lending Office” means, as to the Administrative Agent, the L/C Issuer or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent of in writing; which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.”
““Letter of Credit Sublimit” means an amount equal to the lesser of (a) the amount set forth on the Commitment Schedule attached hereto and (b) the Commitment. The Letter of Credit Sublimit is part of, and not in addition to, the Commitment.”
““Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.”
““Maturity Date” means June 30, 2023; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.”

““Permitted Acquisition” means an acquisition of the capital stock or the property of another Person, whether or not involving a merger or consolidation with such other Person by the Borrower (so long as the Borrower is the surviving entity) or any Subsidiary of the Borrower.”
““Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, assistant treasurer or controller of a Borrower for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Borrower or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.”
(b)    Definition of “Applicable Rate”. The Credit Agreement is hereby amended by deleting the table set forth in the definition of “Applicable Rate” and replacing it with the following:

Applicable Rate
Level	Total Funded Debt/Adjusted EBITDA	Eurodollar Rate & Letter of Credit Fee	Base Rate	Unused Fee
1	≥2.00x	1.50%	0.00%	0.125%
2	≥1.00x but <2.00x	1.25%	0.00%	0.100%
3	<1.00x	1.00%	0.00%	0.075%

(c)    Definition of “Defaulting Lender”. The definition of “Defaulting Lender” is hereby amended by (i) deleting the reference to “or” before clause (d)(ii), and (ii) inserting the following new clause (d)(iii) immediately after clause (d)(ii): “or (iii) become the subject of a Bail-In Action”.
4.Borrowings, Conversions and Continuations of Committed Loans. Clause (a) of Section 2.02 of the Credit Agreement is hereby amended as follows:
(a)     The first sentence of Section 2.02(a) is amended and restated in its entirety to read as follows:

“Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (i) telephone, or (ii) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice.”
(b)    The second sentence of Section 2.02(a) is amended by replacing the words “such notice” with the following: “Loan Notice”.
(c)     The fourth sentence of Section 2.02(a) is deleted in its entirety.
(d)    The seventh sentence of Section 2.02(a) is amended by replacing the words “(whether telephonic or written)” therein with a reference to: “and each telephonic notice”.
5.Unused Fee. Clause (a) of Section 2.08 of the Credit Agreement is hereby amended in its entirety as follows:

“(a) In addition to certain fees described in subsections (h) and (i) of Section 2.03, Borrower shall maintain cash and cash equivalents on deposit with the Administrative Agent, including but not limited to fixed income assets managed by the Administrative Agent’s Global Liquidity Investment Solutions (GLIS) team, equal to at least Fifty Million ($50,000,000.00) Dollars (the “Compensating Balances”). If the Borrower fails to maintain the Compensating Balances, the Borrower shall pay during such quarter an unused fee (“Unused Fee”) equal to the amount shown in the pricing grid in the definition of Applicable Rate times the difference between the Commitment and the average Total Outstandings during the quarter. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.”
6.    Incremental Facility Increase. Clause (a) of Section 2.15 of the Credit Agreement is hereby amended by deleting the reference to “$50,000,000” therein and replacing it with a reference to “$75,000,000”.
7.    Evidence of Payments. Clause (d) of Section 3.01 of the Credit Agreement is hereby amended in its entirety as follows:
“(d)    Evidence of Payments. As soon as practicable, after any payment of Taxes by the Borrower to a Governmental Authority, as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.”
8.    LIBOR Successor Rate. Section 3.03 of the Credit Agreement is hereby amended by inserting a new clause (c) therein as follows:

“(c) LIBOR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)
adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)
the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii)
syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.
If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.
Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.
As used above:
“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definitions of Base Rate and Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).”
9.Mitigation Obligations; Replacement of Lenders. Section 3.06 of the Credit Agreement is hereby amended by inserting the following new sentence at the beginning thereof:
“Each Lender may make any Credit Extension to the Borrower through any Lending
Office, provided that the exercise of this option shall not affect the obligation of the
Borrower to repay the Credit Extension in accordance with the terms of this Agreement.”

10.    ERISA Matters. Section 5.12 of the Credit Agreement is hereby amended by inserting a new clause (d) therein, as follows:
“(d)     The Borrower represents and warrants that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the repayment of the Loans or payment of any fees, expenses or other amounts, if any, payable by the Borrower to the Lender pursuant to this Agreement.”

11.    “Know Your Customer” and Beneficial Ownership Matters. A new Section 5.18 is hereby added to Article V of the Credit Agreement to read as follows:

“5.18.    “Know Your Customer” and Beneficial Ownership Matters.

To provide, promptly following any request therefor, information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.”

12.	Sanctions Concerns and Anti-Corruption Laws.

(a)	A new Section 5.19 is hereby added to Article V of the Credit Agreement to read as follows:

“5.19.    Sanctions Concerns and Anti-Corruption Laws.

(a)    Sanctions Concerns. The Borrower is not and, to the knowledge of the Borrower and its Subsidiaries, no director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b)    Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.”

(b)	A new Section 6.12 is hereby added to Article VI of the Credit Agreement to read as follows:

“6.12     Anti-Corruption Laws. Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.”

(c)	A new Section 7.12 is hereby added to Article VII of the Credit Agreement to read as follows:

“7.12. Sanctions. Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, or otherwise) of Sanctions.”

(d)	A new Section 7.13 is hereby added to Article VII of the Credit Agreement to read as follows:

“7.13    Anti-Corruption Laws. Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.”

13.Amendment to Section 9.06(b). The last sentence of clause (b) of Section 9.06 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.”

14.Amendment to Article IX. A new Section 9.11 is hereby added to Article IX of the Credit Agreement to read as follows:

“9.11.    Lender ERISA Rep.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that:
(i) none of the Administrative Agent, the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v) no fee or other compensation is being paid directly to the Administrative Agent, the Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.
(c) The Administrative Agent and the Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
As used above:
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.”

15.Amendment to Section 10.08. Clause (a) of Section 10.08 of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:

“In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.”

16.Amendment to Section 10.18. Section 10.18 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.”
17.Amendment to Article X. A new Section 10.23 is hereby added to Article X of the Credit Agreement to read as follows:

“10.23    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.”
18.New Schedule. A new Commitment Schedule shall be added to the Credit Agreement as set forth on Schedule 1 hereto.
19.Amended Schedules. Schedules 1.01(d), 5.13, 7.01 and 7.03 of the Credit Agreement are hereby amended and restated in their entirety as set forth on Schedule 2 hereto.
20.Amended Note. Exhibit B of the Credit Agreement is amended by the First Amendment to Note of even date executed by the Borrower.

ARTICLE II
CONDITIONS TO EFFECTIVENESS
1.     Closing Conditions. This Amendment shall become effective as of the first date set forth above (the “First Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):

(a)
Executed Loan Documents. The Administrative Agent shall have received (i) a copy of this Amendment duly executed by a Responsible Officer of the Borrower, the Lender and the Administrative Agent and (ii) for the account of the Lender, an amendment to the Note (the “Note Amendment”) executed by a Responsible Officer of the Borrower.

(b)
Approval. The Administrative Agent shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent shall have reasonably requested evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment, the Note Amendment and the other Loan Documents to which the Borrower is a party.

(c)
Certificates. The Administrative Agent shall have received such documents and certifications as the Administrative Agent shall have reasonably requested to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)
Legal Opinion. The Administrative Agent shall have received a favorable opinion of Goodwin Proctor LLP, counsel for the Borrower, dated the First Amendment Effective Date and addressed to the Administrative Agent and the Lender which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(e)	Default. After giving effect to this Amendment, no Default shall exist.

(f)
Fees and Expenses. Any fees, costs and expenses reasonably incurred or required hereunder to be paid on or before the First Amendment Effective Date shall have been paid, including, without limitation, reasonable documented attorneys’ fees in connection with the development, preparation, execution and delivery of this Amendment.

(g)
Beneficial Ownership Certification. At least one day prior to the First Amendment Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver a Beneficial Ownership Certification in relation to the Borrower.

(h)	Other. The Administrative Agent shall have received such other assurances, certificates, documents, consents or opinions as the Administrative Agent shall have reasonably requested.

ARTICLE III
MISCELLANEOUS
1.    Amended Terms. On and after the First Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.
2.    FATCA. For purposes of determining withholding Taxes imposed under the Foreign Account Tax Compliance Act (FATCA), from and after the effective date of this Amendment, the Borrower and the Administrative Agent shall treat (and the Lender hereby authorizes the Administrative Agent to treat) the Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
3.    Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
(a)The execution, delivery and performance of this Amendment (i) have been duly authorized by all necessary corporate or other organizational action by the Borrower, (ii) do not and will not contravene the terms of any of Borrower’s Organization Documents; (iii) do not and will not conflict with or result in any material breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation to which Borrower is a party or affecting Borrower or the properties of Borrower or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which Borrower or its property is subject; or (iv) do not and will not violate any Law, except in each case referred to in clause (iii)(A) or (iv), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)The execution, delivery and performance of this Amendment will, and the Credit Agreement does, result in a legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other requirements of law affecting creditors’ rights generally and by general principles of equity.

(c)The execution, delivery and performance by the Borrower of this Amendment does not require any approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person.

(d)The representations and warranties contained in Article V of the Credit Agreement are true and correct in all material respects (or, if any such representation or warranty is by its terms qualified by concepts of materiality, such representation or warranty shall be true and correct in all respects) as of the date hereof, both before and after giving effect to this Amendment, as though made on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(e)Both before and after giving effect to this Amendment, no Default under the Credit Agreement has occurred and is continuing.

(f)As of the First Amendment Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

4.    Reaffirmation of Obligations. The Borrower hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.
5.    Loan Document. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.
6.    Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the development, preparation, negotiation and execution of this Amendment, including without limitation the reasonable documented fees and expenses of the Administrative Agent’s legal counsel.
7.    Further Assurances. The Borrower agrees to promptly take such action, upon the reasonable request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.
8.    Entirety. This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.
9.    Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment or any other document required to be delivered hereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. Without limiting the foregoing, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.
10.    [Reserved.]
11.    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS.
12.    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
13.    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 10.15 and 10.16 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	iROBOT CORPORATION,
a Delaware corporation

By: /s/ Alison Dean
Name: Alison Dean
Title: EVP, Chief Financial Officer and Treasurer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., in its capacity as
Administrative Agent

By: /s/ Scott W. Vokey
Name: Scott W. Vokey
Title: Senior Vice President

BANK OF AMERICA, N.A., in its capacity as
Lender and L/C Issuer

By: /s/ Scott W. Vokey
Name: Scott W. Vokey
Title: Senior Vice President

Schedule 1
Commitment Schedule

Revolving Credit Lender	Revolving Credit Commitment	Letter of Credit Sublimit
Bank of America, N.A.	$150,000,000	$5,000,000
Total	$150,000,000	$5,000,000

Schedule 2
See attached.